UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 19, 2012

Date of Report (Date of earliest event reported)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hartford Plaza, Hartford, Connecticut 06155

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 547-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On April 17, 2012, The Hartford Financial Services Group, Inc. (the “Company”) completed its previously announced repurchase under a Warrant and Debentures Purchase Agreement, dated as of March 30, 2012, between the Company and Allianz SE (together with certain of its affiliates, “Allianz”) (the “Purchase Agreement”) of all its outstanding 10% fixed-to-floating rate junior subordinated debentures due 2068 with a $1.75 billion aggregate principal amount held by Allianz (the “10% Debentures”) for $2.075 billion (plus a payment by the Company of unpaid interest on the 10% Debentures and a payment by the Company of $50 million in connection with the conferral of certain rights relating to the 10% Debenture repurchase) and the repurchase of the outstanding Series B warrant and the outstanding Series C warrant (collectively, the “Warrants”) held by Allianz to purchase, subject to certain conditions, 69,351,806 shares of the Company’s common stock at a current exercise price of $25.23 per share, subject to certain anti-dilution adjustments, for $300 million. All of the 10% Debentures have been delivered to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), for cancellation and no 10% Debentures remain outstanding under the Junior Subordinated Indenture, dated as of June 6, 2008 (the “Base Indenture”), as amended by the Second Supplemental Indenture, dated as of October 17, 2008, between the Company and the Trustee (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”). Upon cancellation of the 10% Debentures by the Trustee, the Indenture was satisfied and discharged with respect to the 10% Debentures as of April 19, 2012.

The foregoing description of the Base Indenture is qualified in its entirety by reference to the Base Indenture, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 6, 2008.

The foregoing description of the Second Supplemental Indenture is qualified in its entirety by reference to the Second Supplemental Indenture, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A dated October 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HARTFORD FINANCIAL SERVICES GROUP, INC. (Registrant)

April 19, 2012	By:	/s/ David C. Robinson
		Name:	David C. Robinson
		Title:	Senior Vice President and Corporate Secretary